Exhibit 99.1
                                      NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR REPORTS 2023 SECOND QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
SANDUSKY, Ohio (Aug. 3, 2023) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced its financial results for the quarter ended June 25, 2023. In addition, the Company announced the declaration of a cash distribution of $0.30 per limited partner (LP) unit payable on September 20, 2023, to unitholders of record as of September 6, 2023, consistent with Cedar Fair’s current annualized distribution rate of $1.20 per LP unit.
Second Quarter 2023 Highlights
•Net revenues totaled $501 million, a decrease of $9 million, or 2%, from the second quarter of 2022.
•Net income was $54 million, an increase of $3 million, or 5%, from the second quarter of 2022. Net income per diluted LP unit increased to $1.04, up 17%, or $0.15, from the second quarter of 2022.
•Adjusted EBITDA(1) totaled $151 million, a decrease of $19 million, or 11%, from the second quarter of 2022.
•Attendance totaled 7.4 million guests, a decrease of 6%, or 0.4 million guests, from the second quarter of 2022.
•In-park per capita spending(2) was $61.46, a 3% increase from the second quarter of 2022, driven by higher levels of guest spending on admissions and food and beverage.
•Out-of-park revenues(2) totaled $62 million, representing a $3 million, or 5%, increase from the second quarter of 2022.
July 2023 Highlights
•For the five-week period ended July 30, 2023, preliminary net revenues totaled $414 million, down 2% compared with the same five-week period in 2022.
•Attendance for the month of July totaled 5.9 million guests, a decrease of 4%, or 219,000 guests, from July of 2022.
•In-park per capita spending(2) for the month of July was $63.82, a 2% increase from July of 2022.
•Out-of-park revenues(2) for the five-week period totaled $48 million, consistent with the comparable period in 2022.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

CEO Commentary
"The investments we have made in our parks for the 2023 season, as well as those made over the past several years, have improved the guest experience, helped us achieve record guest satisfaction ratings, driven increased guest spending, and positioned Cedar Fair to continue delivering strong economic returns for investors,” commented Richard Zimmerman, Cedar Fair’s president and CEO. “Unfortunately, anomalous weather patterns – including unprecedented rainfall in California and wildfires in Canada – have significantly disrupted year-to-date attendance, as well as sales of 2023 season passes, creating a headwind on demand. To better adapt to changing market dynamics, we have expanded our research efforts to further isolate the impact of macro factors on specific markets.”
Zimmerman added, “Macro-related headwinds have disrupted demand and season pass sales at our California parks, contributing to a 17% decline in combined attendance at those parks during the quarter. Meanwhile, combined attendance at our six parks located in the Midwest, which have been least affected by weather, was up 7% during the quarter, which includes two of our largest parks, Cedar Point and Kings Island, both located in Ohio. We have also continued to drive improvements in other key areas of performance, including guest spending levels and booking trends within our resort and group channels. In-park per capita spending was up 3% over the second quarter of 2022, led once again by increased guest spending on food and beverage, reflecting growth in both transaction counts per guest and average transaction value. The solid performance at our parks operating under normal conditions, and notable improvements in several key financial performance metrics, underscore the resilience of our business model and the benefit of our strategic initiatives over the last two years.”
“Several initiatives are underway to spur demand and maximize profits over the balance of the year,” added Zimmerman. “We have increased our marketing outreach activities at our largest parks and are testing limited-duration pricing for single-day tickets, with the goal of driving incremental demand and creating urgency to visit our parks over the balance of our summer operating calendar and into the important fall season. Our operating trends in July demonstrate that our marketing initiatives led to an initial lift in attendance, aided by a return of more normal operating conditions at several parks previously impacted by extreme weather. The early success of these initiatives, combined with anticipated demand for our popular Halloween and WinterFest events, the continued strength of our group and resort bookings, and the catch-up impact we expect to see as our 2024 season pass sales kickoff in early August, give us confidence in a more robust outlook over the balance of the year.”
Zimmerman concluded, “In addition to strategic marketing initiatives, we are laser-focused on reducing fixed operating costs and expenses and implementing other measures to reduce variable operating costs per operating day. We believe these cost saving initiatives, combined with a return to pre-pandemic attendance levels of 27
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

million to 28 million guests while maintaining current guest spending levels, would boost annual margin performance back to our most recent pre-pandemic levels and maximize annual cash flow.”
Results for Second Quarter 2023
During the 2023 second quarter, the Company’s parks had 736 total operating days compared with 708 total operating days in the 2022 second quarter.
For the second quarter ended June 25, 2023, net revenues totaled $501 million on attendance of 7.4 million guests, compared with net revenues of $509 million on attendance of 7.8 million guests for the quarter ended June 26, 2022. The decrease in net revenues reflected the impact of a 6%, or 0.4 million-visit, decrease in attendance, offset in part by a 3% increase in in-park per capita spending to $61.46 and a 5%, or $3 million, increase in out-of-park revenues. While operating days in the second quarter increased, the incremental attendance on those additional days was not enough to offset the attendance shortfall caused by a combination of factors, including a 9% decrease in season pass units sold for the 2023 season, largely at the Company’s California parks; extreme weather conditions affecting several key amusement parks and the Company’s four stand-alone water parks; and air quality issues caused by smoke from wildfires in Canada.
The increase in in-park per capita spending in the second quarter was primarily attributable to higher levels of guest spending on food and beverage and admissions. The increase in food and beverage spending was driven by increases in both the average number of transactions per guest and the average transaction value. The increase in admissions spending was driven by an increase in revenue recognized per season pass visit, reflecting higher pricing on season passes, as well as the impact of a lower season pass mix on attendance. The increase in out-of-park revenues during the period was attributable to the reopening of Castaway Bay Resort and Sawmill Creek Resort at Cedar Point following temporary closures for renovations through most of last year’s second quarter, offset in part by a decrease in out-of-park revenues at the hotel at Knott’s Berry Farm due to ongoing renovations.
The Company reported 2023 second quarter operating income of $94 million compared with $112 million in the prior year’s second quarter. The decline in operating income reflects the 2% decrease in net revenues and a 1% increase in operating costs and expenses, when compared with the second quarter of 2022. The increase in operating costs and expenses reflects the impact of 28 incremental operating days during the period and was driven by a $4 million increase in operating expenses and a $1 million increase in SG&A expenses, offset in part by a $0.5 million decrease in cost of goods sold. The higher operating costs and expenses were primarily due to anticipated increases in land lease and property tax expenses related to the sale-leaseback of land at California’s Great America. The increase in SG&A expenses was attributable to higher advertising and technology-related expenses, offset in part by a decline in the anticipated payout of outstanding equity-based compensation plans. Despite total operating costs and expenses increasing as compared to last year’s second quarter, on a per
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

operating day basis, operating costs and expenses were down 2%, driven by a reduction in variable operating costs, including a 3% decrease in total seasonal labor hours, or a 6% decrease in seasonal labor hours per operating day.
Depreciation and amortization expense for the second quarter decreased $1 million from the comparable period in 2022, reflecting the full depreciation of certain assets that more than offset additional depreciation recorded due to the reduction of the estimated useful lives of long-lived assets at California’s Great America following the sale-leaseback of the land at the park. A loss on impairment/retirement of fixed assets of approximately $7 million was recorded in the second quarter of 2023 compared with a $1 million loss in the prior-year period, the result of the retirement of a specific asset.
Interest expense for the second quarter decreased $3 million compared to the second quarter of 2022 as a result of the repayment of the Company’s senior secured term loan facility and related termination of its interest rate swap agreements during the third quarter of 2022. The reduction in interest expense was partially offset by interest on higher borrowings from the Company’s revolving credit facility in the second quarter of 2023. Prior to the termination of the Company’s interest rate swaps, the change in fair value of the swap portfolio resulted in an $8 million benefit to earnings for the three months ended June 26, 2022. During the second quarter of 2023, the Company recognized an $11 million net benefit to earnings for foreign currency gains and losses related to the remeasurement of U.S. dollar denominated notes to the Canadian entity’s functional currency, compared with a $10 million net charge to earnings in the comparable period in 2022.
For the quarter ended June 25, 2023, a provision for taxes of $14 million was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a provision for taxes of $19 million in the second quarter of 2022. The difference in provision for taxes in the second quarter was primarily attributable to lower pretax income from the Company’s taxable subsidiaries versus the comparable period in 2022.
Accounting for the items above, net income for the second quarter totaled $54 million, or $1.04 per diluted LP unit, which compares with net income of $51 million, or $0.89 per diluted LP unit, for the comparable period last year.
For the second quarter, Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, totaled $151 million compared with $171 million for the second quarter of 2022. The decrease in Adjusted EBITDA was due primarily to the attendance-driven decline in revenue combined with anticipated higher operating costs in the quarter associated with the expanded operating calendar, a larger advertising program, and the incremental land lease and property taxes associated with the sale-leaseback at California’s Great America. See the attached table for a reconciliation of net income to Adjusted EBITDA.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

Preliminary Results for Five Weeks Ended July 30, 2023
Based on preliminary results, net revenues for the five-week period ended July 30, 2023, were approximately $414 million, which was down 2% compared with net revenues for the same five-week period last year. The July revenues reflect a 2% increase in in-park guest per capita spending, flat out-of-park revenues, and a 4%, or 219,000-visit, decrease in attendance. In total, the Company entertained 5.9 million guests over the five-week period. Operating days for the comparable five-week periods in 2023 and 2022 totaled 525 days and 524 days, respectively.
Balance Sheet and Liquidity Highlights
As of June 25, 2023, the Company’s deferred revenue balance, including non-current deferred revenue, totaled $283 million. This compares to $307 million of deferred revenue at the end of the second quarter last year, which included approximately $9 million of COVID-related product extensions at Canada’s Wonderland into 2022. The decline in the deferred revenue balance was largely due to fewer season passes sold for the 2023 season compared to the 2022 program and, to a lesser extent, a change in timing of sponsorship revenue billed. As of June 25, 2023, the Company had sold a total of 2.7 million passes, down 9% from the same time last year. The decline in season pass units sold was offset in part by the revenue benefit of a 6% increase in the average season pass price.
On June 25, 2023, the Company had cash on hand of $49 million and $123 million available under its revolving credit facility, for total liquidity of $172 million. This compares to $319 million of total liquidity on June 26, 2022. Net debt(3) as of June 25, 2023, was $2.41 billion, calculated as total debt before debt issuance costs of $2.46 billion less cash and cash equivalents of $49 million.
Distribution and Unit Repurchases
On May 4, 2023, Cedar Fair announced its Board of Directors had authorized additional unit repurchases, permitting the Company to buy back units in the open market, or through privately negotiated transactions, up to $250 million. This authorization followed the exhaustion of the previous $250 million unit repurchase program under which the Company bought back six million limited partnership units, or approximately 10% of total units that were outstanding at the beginning of 2022.
From May 4, 2023 through July 31, 2023, the Company repurchased approximately 280,000 limited partnership units under the current repurchase program at a total cost of approximately $11 million.
Under the new unit repurchase program, the Company plans to buy units of Cedar Fair opportunistically using free cash flow from operations and does not intend to increase leverage to buy back units. Repurchases may be made from time to time in accordance with all applicable securities and other laws and regulations. The extent and timing to which the Company repurchases units will depend upon a variety of factors, including liquidity,
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

capital needs of the business, market conditions, regulatory requirements, and other business considerations. No limit is placed on the duration of the new program, and the program does not obligate the Company to repurchase a minimum dollar amount or number of units.
Also today, the Company announced the Cedar Fair Board of Directors approved a quarterly cash distribution of $0.30 per LP unit, to be paid on Sept. 20, 2023, to unitholders of record on Sept. 6, 2023.
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Aug. 3, 2023, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Thursday Aug. 3, 2023, until 11:59 p.m. ET, Thursday Aug. 10, 2023. To access the phone replay, please dial (800) 770-2030 or (647) 362-9199, followed by the Conference ID: 3720518.
(1) Adjusted EBITDA is not a measurement computed in accordance with generally accepted accounting principles (GAAP). For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.
(2) In-park per capita spending and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculation of in-park per capita spending and out-of-park revenues. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of our financial and operational performance, measuring demand, pricing, and consumer behavior.
(3) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Management uses net debt to monitor leverage and believes it is a meaningful measure for this purpose.

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio,
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0 percent) of Cedar Fair, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Cedar Fair’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that the Company's growth strategies will achieve the target results. Important factors, including general economic conditions, the impacts of public health concerns, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and the Company's growth strategies, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Six months ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net revenues:
Admissions	$242,549	$253,494	$282,078	$302,930
Food, merchandise and games	179,664	177,153	211,728	213,868
Accommodations, extra-charge products and other	78,769	78,844	91,730	91,528
	500,982	509,491	585,536	608,326
Costs and expenses:
Cost of food, merchandise, and games revenues	48,632	49,162	59,013	59,986
Operating expenses	236,410	232,421	369,750	352,271
Selling, general and administrative	67,048	65,601	113,513	106,387
Depreciation and amortization	48,094	49,037	61,775	58,636
Loss on impairment / retirement of fixed assets, net	7,125	1,199	10,761	2,747
	407,309	397,420	614,812	580,027
Operating income (loss)	93,673	112,071	(29,276)	28,299
Interest expense	37,366	40,214	69,495	78,337
Net effect of swaps	—	(7,739)	—	(21,941)
(Gain) loss on foreign currency	(10,683)	9,845	(6,684)	9,860
Other income	(237)	(394)	(678)	(443)
Income (loss) before taxes	67,227	70,145	(91,409)	(37,514)
Provision (benefit) for taxes	13,663	19,373	(10,427)	223
Net income (loss)	53,564	50,772	(80,982)	(37,737)
Net income (loss) allocated to general partner	—	1	(1)	—
Net income (loss) allocated to limited partners	$53,564	$50,771	$(80,981)	$(37,737)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	June 25, 2023	June 26, 2022
Cash and cash equivalents	$49,179	$124,929
Total assets	$2,316,418	$2,416,997
Long-term debt, including current maturities:
Revolving credit loans	$157,000	$90,000
Term debt	—	190,920
Notes	2,270,586	2,265,114
	$2,427,586	$2,546,034
Total partners' deficit	$(762,658)	$(725,782)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net income (loss)	$53,564	$50,772	$(80,982)	$(37,737)
Interest expense	37,366	40,214	69,495	78,337
Interest income	(178)	(509)	(692)	(551)
Provision (benefit) for taxes	13,663	19,373	(10,427)	223
Depreciation and amortization	48,094	49,037	61,775	58,636
EBITDA	152,509	158,887	39,169	98,908
Net effect of swaps	—	(7,739)	—	(21,941)
Non-cash foreign currency (gain) loss	(10,837)	9,834	(7,134)	9,848
Non-cash equity compensation expense	2,567	8,225	7,620	11,883
Loss on impairment / retirement of fixed assets, net	7,125	1,199	10,761	2,747
Other (1)	15	147	(101)	692
Adjusted EBITDA (2)	$151,379	$170,553	$50,315	$102,137

(1)    Consists of certain costs as defined in the Company's current and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance and related benefits. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's current and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare the Company's results with those of other companies in the industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

CEDAR FAIR, L.P.
CALCULATION OF NET DEBT
(In thousands)

June 25, 2023
Long-term debt, including current maturities	$2,427,586
Plus: Debt issuance costs and original issue discount	29,414
Less: Cash and cash equivalents	(49,179)
Net Debt (1)	$2,407,821
(1)    Net Debt is a non-GAAP financial measure used by the Company and investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2023 SECOND-QUARTER RESULTS AND PROVIDES JULY PERFORMANCE UPDATE
Aug. 3, 2023

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended		Six months ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Attendance	7,397	7,846	8,456	9,299
In-park per capita spending (1)	$61.46	$59.52	$61.84	$59.42
Out-of-park revenues (1)	$62,483	$59,622	$81,708	$76,114
Operating days	736	708	897	838
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, online transaction fees charged to customers, sponsorships and all other out-of-park operations. In-park revenues, in-park per capita spending and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of our financial and operational performance, measuring demand, pricing, and consumer behavior. A reconciliation of in-park revenues and out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended		Six months ended
(In thousands)	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
In-park revenues	$454,551	$466,987	$522,854	$552,523
Out-of-park revenues	62,483	59,622	81,708	76,114
Concessionaire remittance	(16,052)	(17,118)	(19,026)	(20,311)
Net revenues	$500,982	$509,491	$585,536	$608,326
For the five week periods ended July 30, 2023 and July 31, 2022, preliminary concessionaire remittance totaled approximately $11 million and $12 million, respectively.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233